As filed with the Securities and Exchange Commission on December 5, 2003 File No. 1-12626

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Eastman Chemical Company

(Exact name of registrant as specified in its charter)

Delaware	62-1539359

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Eastman Road Kingsport, Tennessee	37660

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 229-2000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.01 per share (including the rights to purchase shares of Common Stock or Participating Preferred Stock)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

The Registrant’s registration statement on Form 10, as filed with the Securities and Exchange Commission on November 26, 1993, and as amended on December 9, 1993 and January 4, 1994, is hereby amended to reflect the following changes:

Item 11. Description of Registrant’s Securities to be Registered

     On December 4, 2003, the Board of Directors of Eastman Chemical Company (the “Company”) approved the Amendment, dated as of December 4, 2003 (the “Amendment”), to the Stockholder Protection Rights Agreement, dated as of December 13, 1993 (the “Rights Agreement”), between the Company and First Chicago Trust Company of New York, as rights agent. The Amendment extends the expiration date of the Rights and the term of the Rights Agreement to December 4, 2013 and makes other modifications to the Rights Agreement. The Rights Agreement had previously been amended by the Agreement of Substitution and Amendment of Stockholder Protection Rights Agreement (the “Substitution Agreement”), dated as of April 23, 2003, which substitutes American Stock Transfer & Trust Company as rights agent.

     The foregoing description of the Substitution Agreement and the Amendment is qualified in its entirety by reference to the full text of the Substitution Agreement and the Amendment, copies of which have been filed as exhibits hereto and are incorporated herein by reference. Copies of the Rights Agreement are available free of charge from the Company upon request.

Item 15. Financial Statements and Exhibits

Number	Description

4.1	Agreement of Substitution and Amendment of Stockholder Protection Rights Agreement, dated as of April 23, 2003, between the Company and American Stock Transfer & Trust Company, as rights agent.

4.2	Amendment, dated as of December 4, 2003, to the Stockholder Protection Rights Agreement, dated as of December 13, 1993, between the Company and First Chicago Trust Company of New York, as rights agent, as amended on April 23, 2003.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EASTMAN CHEMICAL COMPANY

	By:	/s/ THERESA K. LEE

Name: Theresa K. Lee Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

Date: December 5, 2003

EXHIBIT INDEX

Number	Description

4.1	Agreement of Substitution and Amendment of Stockholder Protection Rights Agreement, dated as of April 23, 2003, between the Company and American Stock Transfer & Trust Company, as rights agent.

4.2	Amendment, dated as of December 4, 2003, to the Stockholder Protection Rights Agreement, dated as of December 13, 1993, between the Company and First Chicago Trust Company of New York, as rights agent, as amended on April 23, 2003.